Exhibit 99.B(d)(12)(vii)

FORM OF

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING EQUITY TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit
	(as a percentage of average net assets)
Name of Fund*	Class A	Class B	Class C	Class I	Class W	Class O
ING Equity Dividend Fund(3) Initial Term Expires October 1, 2009	1.25%	2.00%	2.00%	1.00%	1.00%	N/A

ING MidCap Opportunities Fund(2),(3) Initial Term Expires October 1, 2006	1.75%	2.45%	2.45%	1.45%	1.50%	1.70%

ING Opportunistic LargeCap Fund(1) Term for Classes A, B, C, and I Expires October 1, 2011 Initial Term for Class W Expires October 1, 2009	1.25%	2.00%	2.00%	1.00%	1.00%	N/A

ING SmallCap Value Multi-Manager(1) Fund Initial Term for Classes A, B, C, and I Expires October 1, 2006 Initial Term for Class W Expires October 1, 2009	1.50%	2.25%	2.25%	1.25%	1.25%	N/A

HE

Date Last Amended: [November 2009]

*  This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)          Class W Shares of ING Opportunistic LargeCap Fund and ING SmallCap Value Multi-Manager Fund effective December 17, 2007.  The Initial Term for Class W Shares expires October 1, 2009.

(2)          Class O Shares of ING MidCap Opportunities Fund effective May 30, 2008.  The Initial Term for Class O Shares of ING MidCap Opportunities Fund expires October 1, 2009.

(3)          Class W Shares of ING Equity Dividend Fund and ING MidCap Opportunities Fund effective June 1, 2009.  The Initial Term for Class W Shares of ING Equity Dividend Fund and ING MidCap Opportunities Fund expires October 1, 2010.